Exhibit 4.1

ENERPLUS CORPORATION

Share Award Incentive Plan

The Board has adopted this Plan for the Corporation governing the grant of RSU Awards and PSU Awards by the Corporation to Eligible Persons.

1. Purposes

The principal purposes of the Plan are as follows:

(a) to promote a proprietary interest in the Corporation and greater alignment of interests between Eligible Persons and the shareholders of the Corporation;

(b) to provide a compensation system for Eligible Persons that is reflective of the responsibility and commitment accompanying their role in conducting the business and operations of the Corporation in respect of future services to be rendered by Eligible Persons; and

(c) to assist the Corporation to attract and retain individuals with experience and ability to act as senior management and employees of the Corporation.

2. Definitions

As used in this Plan, including the foregoing provisions hereof, the following words and phrases shall have the meanings indicated:

(a) “Adjustment Ratio” means, with respect to any Share Award, the ratio used to adjust the number of Common Shares underlying such Share Award and issuable on the applicable Payment Date, subject to and in accordance with the terms of the Plan; and, in respect of each Share Award, the Adjustment Ratio shall initially be equal to one, and shall be cumulatively adjusted on a compounding basis thereafter by increasing the Adjustment Ratio on each Dividend Payment Date, effective on the day following the corresponding Dividend Record Date, by an amount, rounded to the nearest four decimal places, equal to a fraction having as its numerator the Dividend, expressed as an amount per Common Share, paid on that Dividend Payment Date, and having as its denominator the Fair Market Value of the Common Shares on that Dividend Payment Date;

(b) “affiliate” and “associate” have the meanings set forth in the Securities Act (Alberta);

(c) “Aggregate Insider Limit” has the meaning set forth in Section 4(b) hereof;

(d) “Board” means the board of directors of the Corporation as it may be constituted from time to time;

(e) “Business Day” means a day which is not a Saturday, Sunday or statutory holiday in Calgary, Alberta;

(f) “Committee” means the Compensation and Human Resources Committee of the Board or such other committee as the Board considers appropriate;

(g) “Common Shares” means common shares of the Corporation and, following any Transaction, includes any Replacement Securities for which the Common Shares have been exchanged as a result thereof;

(h) “Continuing Entity” has the meaning set forth in Section 6(e) hereof;

(i) “Corporation” means Enerplus Corporation and any successor corporation, whether by amalgamation, merger or otherwise, and unless the context requires otherwise, includes the Corporation and its subsidiaries or any one of them;

(j) “Disability” has such meaning as the Corporation shall determine in its internal policies relating to long-term disability from time to time;

(k) “Dividend” means a dividend paid or declared payable by the Corporation in respect of the Common Shares, whether payable in cash, Common Shares or other securities or other property, expressed as an amount per Common Share;

(l) “Dividend Payment Date” means any date that a Dividend is paid to Shareholders;

(m) “Dividend Record Date” means the applicable record date in respect of any Dividend used to determine the Shareholders entitled to receive such Dividend;

(n) “Eligible Person” means any officer or employee of the Corporation (including, for greater certainty, any subsidiary of the Corporation), and for greater certainty shall not include any director of the Corporation;

(o) “Employment Agreement” means, with respect to an Eligible Person who is an officer of the Corporation, where applicable, a written employment agreement between the Corporation and such Eligible Person;

(p) “Exchange” means the TSX, the NYSE and such other stock exchange(s) on which the Common Shares are then listed and posted for trading from time to time;

(q) “Fair Market Value” with respect to a Common Share, as at any date means the volume weighted average (rounded to four decimal places) of the prices at which the Common Shares traded on the TSX for the five (5) trading day period ending one Business Day prior to such date (or, if the Common Shares are not then listed and posted for trading on the TSX or are then listed and posted for trading on more than one Exchange, on such Exchange on which the Common Shares are then listed and posted for trading as may be selected for such purpose by the Board acting reasonably and in good faith). In the event that the Common Shares are not listed and posted for trading on any Exchange, the Fair Market Value shall be the fair market value of the Common Shares as determined by the Board in its sole discretion, acting reasonably and in good faith. If initially determined in United States dollars, the Fair Market Value shall be converted into Canadian dollars at an exchange rate selected and calculated in the manner determined by the Board from time to time acting reasonably and in good faith;

(r) “Grantee” means an Eligible Person to whom a Share Award has been granted;

(s) “Individual Limit” has the meaning set forth in Section 4(a) hereof;

(t) “Insider” means an insider of the Corporation as defined in the Securities Act (Alberta), and any associate or affiliate of any such insider;

(u) “NYSE” means the New York Stock Exchange;

(v) “Payment Date” means, (i) with respect to an RSU Award, the RSU Payment Date, and (ii) with respect to a PSU Award, the PSU Payment Date;

(w) “Payout Multiplier” means the number obtained as follows:

(i) if the Percentile Rank is equal to or less than 25, the Payout Multiplier shall be zero (0);

(ii) if the Percentile Rank is 50, the Payout Multiplier shall be one (1.0); and

(iii) if the Percentile Rank is equal to or greater than 75, the Payout Multiplier shall be two (2.0);

and the where the Percentile Rank is between the numbers set forth in clauses (i), (ii) and (iii) above, the Payout Multiplier shall be determined by linear interpolation between the two nearest values;

(x) “Peer Comparator Group” means, generally, the entities that comprise the S&P/TSX Oil & Gas Exploration and Production Index (or any replacement or successor thereof) at the beginning of the applicable Performance Period, as may be modified by the Board, acting reasonably, for the purposes of providing greater comparability to the Corporation; provided, however, that if one of the entities comprising the Peer Comparator Group ceases to exist as a public company during a Performance Period, it shall be removed from the applicable Peer Comparator Group;

(y) “Percentile Rank” means, at any time when used to determine the Payout Multiplier applicable to adjust the number of Common Shares issuable pursuant to any PSU Award on a PSU Payment Date, the percentile rank, expressed as the nearest whole number, of Total Shareholder Return relative to returns calculated on a similar basis on common shares (or other equity securities, if applicable) of members of the Peer Comparator Group over the relevant Performance Period;

(z) “Performance Period” means a three year period as designated by the Board, subject to adjustment or modification pursuant to the terms and conditions of the Plan;

(aa) “Plan” means this Share Award Incentive Plan, as may be amended, supplemented or restated from time to time;

(bb) “PSU Award” means an award under the Plan designated as a “PSU Award”, pursuant to which a payment shall be made to the Grantee on the applicable PSU Payment Date, determined subject to and in accordance with the terms and conditions of the Plan;

(cc) “PSU Payment Date” means the date on which payment is to be made to a Grantee in respect of a PSU Award following completion of the applicable Performance Period, which date shall be, except as otherwise contemplated in Section 6 of this Plan, as soon as practicable following completion of such Performance Period and in any event within thirty-one (31) days of the completion thereof;

(dd) “Replacement Securities” has the meaning set forth in Section 6(e) hereof;

(ee) “Retirement” has such meaning as the Corporation shall determine in its internal retirement or similar policies from time to time;

(ff) “RSU Award” means an award under the Plan designated as a “RSU Award”, pursuant to a payment shall be made to the Grantee on the applicable RSU Payment Date(s), determined subject to and in accordance with the terms and conditions of the Plan;

(gg) “RSU Payment Date” means the date on which payment is to be made to a Grantee in respect of an RSU Award following the applicable RSU Vesting Date, which date shall be, except as otherwise contemplated in Section 6 of this Plan, as soon as practicable following such RSU Vesting Date and in any event within thirty-one (31) days following such RSU Vesting Date;

(hh) “RSU Vesting Date” means the date on which an RSU Award, or portion thereof, vests and becomes payable to a Grantee pursuant to the terms of the Plan as set forth in Section 6(b)(i) hereof, except as otherwise contemplated in the Plan;

(ii) “Security Based Compensation Arrangement” means any incentive plan, option, option plan, employee share purchase plan where the Corporation provides any financial assistance or matching mechanism, stock appreciation right or any other compensation or incentive mechanism, which in each case involves the issuance or potential issuance of securities from the Corporation’s treasury, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan guarantee or otherwise, but for greater certainty does not involve compensation arrangements which do not involve the issuance or potential issuance of securities from the Corporation’s treasury;

(jj) “Settlement Amount” has the meaning set forth in Section 6(c) hereof;

(kk) “Share Award” means an RSU Award or PSU Award, as applicable, made pursuant to the Plan;

(ll) “Share Award Agreement” means a written agreement between the Corporation and the Grantee evidencing a grant of RSU Awards and/or PSU Awards made pursuant to the Plan;

(mm) “Shareholder” means a holder of Common Shares;

(nn) “subsidiary” has the meaning set forth in the Securities Act (Alberta);

(oo) “Termination Date” means the date that the Eligible Person ceases to actively perform the usual and customary day-to-day duties of the Eligible Person’s position or job with the Corporation, regardless of whether adequate or proper advance notice of termination or resignation shall have been provided in respect of such cessation of being an Eligible Person;

(pp) “Total Shareholder Return” means, with respect to any Performance Period, the total return to Shareholders on the Common Shares calculated using cumulative Dividends on a reinvested basis and the change in the trading price of the Common Shares on the TSX over such period based on the volume weighted average trading prices for the first twenty (20) trading days and last twenty (20) trading days of such Performance Period (if the Common Shares or common shares or similar equity securities of a member of the Peer Comparator Group are not then issued and posted for trading on the TSX, on such recognized stock exchange or quotation system exchange on which the Common Shares or other securities are then listed and posted for trading as may be selected for such purpose by the Board, acting reasonably and in good faith);

(qq) “Transaction” has the meaning set forth in Section 6(e) hereof; and

(rr) “TSX” means the Toronto Stock Exchange.

Notwithstanding the foregoing, where an Employment Agreement for a particular Eligible Person, if any, contains a definition of a term defined above or contains a substantially similar definition (including, without limitation, in respect of “Disability”, “Retirement” or “Termination Date”), the definition in such Employment Agreement shall be considered to be the appropriate defined term for the purposes of this Plan.

3. Administration

The Plan shall be administered by the Board, which shall have the authority in its sole and absolute discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, all acting reasonably and in good faith and subject to and not inconsistent with the express provisions of this Plan (including the discretionary authority of the Board set forth in Section 6(g) hereof) and including, without limitation:

(a) the authority to grant Share Awards;

(b) to determine the Fair Market Value of the Common Shares on any date;

(c) to determine the Eligible Persons to whom, and the time or times at which, Share Awards shall be granted and shall become issuable;

(d) to determine the number of Common Shares to be referenced by each Share Award;

(e) to determine members of the Peer Comparator Group from time to time;

(f) to determine the Total Shareholder Return of the Corporation and comparative measures for the Peer Comparator Group at any time;

(g) to prescribe, amend and rescind rules and regulations relating to the Plan;

(h) to interpret the Plan;

(i) to determine the terms and provisions of Share Award Agreements (which need not be identical) entered into in connection with Share Awards; and

(j) to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Board may delegate to the Committee such administrative duties relating to the Plan as the Board may deem advisable, and where so delegated, any reference to the Board in this Plan shall be deemed to be a reference to the Committee.

For greater certainty and without limiting the discretion conferred on the Board pursuant to this Section 3, the Board’s decision to approve the grant of a Share Award in any period shall not require the Board to approve the grant of a Share Award to any Eligible Person in any other period; nor shall the Board’s decision with respect to the size or terms and conditions of a Share Award in any period require it to approve the grant of a Share Award of the same or similar size or with the same or similar terms and conditions to any Eligible Person in any other period. The Board shall not be precluded from approving the grant of a Share Award to any Eligible Person solely because such Eligible Person may previously have been granted a Share Award under this Plan or any other similar compensation arrangement of the Corporation.

4. Eligibility and Award Determination

Share Awards may be granted only to Eligible Persons, provided that no Eligible Person has any claim or right to be granted a Share Award. In determining the Eligible Persons to whom Share Awards may be granted and the number of Share Awards granted to any Eligible Person, the Board may take into account such factors as it shall determine in its sole and absolute discretion.

The maximum number of Common Shares that may be issued to:

(a) any individual Grantee under the Plan shall be 5% of the number of issued and outstanding Common Shares (on a non-diluted basis) at the date of grant of the Share Award, less the aggregate number of Common Shares reserved for issuance to such Grantee under any other Security Based Compensation Arrangement (the “Individual Limit”); and

(b) Insiders as a whole under the Plan, at any time or within any one year period, shall be 10% of the number of issued and outstanding Common Shares (on a non-diluted basis) at the date of grant of the Share Award, less the aggregate number of Common Shares reserved for issuance to Insiders as a whole under any other Security Based Compensation Arrangement (the “Aggregate Insider Limit”);

Any entitlement to acquire Common Shares granted pursuant to the Plan or any other Security Based Compensation Arrangement prior to the Grantee becoming an Insider shall be excluded for the purposes of the limits set out above. Participation in the Plan by Eligible Persons is voluntary. For greater certainty, a transfer of employment or services between the Corporation and a subsidiary or affiliate of the Corporation or between subsidiaries or affiliates of the Corporation shall not be considered an interruption or termination of the employment of a Grantee by the Corporation for any purpose of the Plan.

5. Reservation of Common Shares

The number of Common Shares reserved for issuance from the treasury of the Corporation from time to time pursuant to Share Awards granted and outstanding hereunder at any time shall not exceed a number of Common Shares equal to 5% of the aggregate number of issued and outstanding Common Shares (on a non-diluted basis) at such time. Additionally, the number of Common Shares reserved for issuance from the treasury of the Corporation from time to time pursuant to Share Awards granted and outstanding hereunder at any time shall not exceed 10% of the aggregate number of issued and outstanding Common Shares (on a non-diluted basis) at such time less the number of Common Shares reserved for issuance at such time pursuant to grants outstanding under any other Security Based Compensation Arrangement.

Provided that such maximum number of Common Shares is not exceeded, following the expiration, cancellation or other termination of any Share Awards under the Plan (including upon the vesting and payout of Share Awards pursuant to Section 6 of this Plan and including, for greater certainty, upon payment of any Settlement Amount pursuant to Section 6(c)), a number of Common Shares equal to the number of Common Shares issued or reserved for issuance under such Share Awards so expired, cancelled or terminated shall automatically become available for issuance in respect of Share Awards that may subsequently be granted under the Plan. No fractional Common Shares may be purchased or issued under the Plan, but shall instead be rounded to the nearest whole number.

6. Terms and Conditions of Share Awards

Each Share Award granted under the Plan shall be subject to the terms and conditions of the Plan and evidenced by a Share Award Agreement and the following terms and conditions (and such other terms and conditions as the Board, in its discretion, shall establish):

(a) Number and Type of Common Shares - The Board shall determine the number of Share Awards to be awarded to a Grantee and shall designate such award as either an “RSU Award” or a “PSU Award”, as applicable, in the Share Award Agreement relating thereto.

(b) Vesting and Payment Dates and Adjustment of Share Awards

(i) RSU Awards - Subject to the remainder of this Section 6, with respect to any RSU Award, the RSU Vesting Dates for the issuance of Common Shares thereunder shall be as follows unless otherwise determined by the Board:

(A) as to one-third of such RSU Award, on the first anniversary of the date of the RSU Award;

(B) as to one-third of such RSU Award, on the second anniversary of the date of the RSU Award; and

(C) as to the remaining one-third of such RSU Award, on the third anniversary of the date of the RSU Award;

provided, however, that immediately prior to each RSU Vesting Date, the number of Common Shares represented by such RSU Award shall be adjusted by multiplying such number by the Adjustment Ratio applicable in respect of such RSU Award. Payment for the vested portion of an RSU Award shall be made by the Corporation to the Grantee on the corresponding RSU Payment Date in accordance with Section 6(c) hereof.

(ii) PSU Awards - Subject to the remainder of this Section 6, with respect to any PSU Award, following completion of the Performance Period applicable to a PSU Award, a Grantee of a PSU Award shall receive a payment in respect of such PSU Awards from the Corporation, in accordance with Section 6(c) hereof on the PSU Payment Date applicable to such PSU Award, provided, however, that following the completion of a particular Performance Period, the number of Common Shares represented by such PSU Award shall be adjusted by multiplying such number by (A) the Adjustment Ratio applicable in respect of such PSU Award, and (B) the Payout Multiplier applicable to such PSU Award at such time.

(iii) Final Payment Date — Notwithstanding any other provisions of this Plan, for greater certainty, no term or condition of a grant of Share Awards hereunder or any Share Award Agreement may have the effect of causing the payment pursuant to any RSU Award or PSU Award under the Plan to a Grantee in satisfaction of such Grantee’s RSU Awards or PSU Awards under the Plan (or any portion thereof) to occur after December 31 in the third (3rd) calendar year following the calendar year in respect of which such Share Awards were granted.

(c) Payment for Share Awards — Unless the Corporation and the Grantee agree otherwise as described below, the Corporation shall satisfy all amounts owing or payable to a Grantee in respect a Share Award pursuant to this Plan as follows:

(i) the Corporation shall issue to the Grantee (or to an appropriate trustee, custodian or administrator acting on behalf of the Grantee), on or prior to the applicable Payment Date and from the treasury of the Corporation, such number of Common Shares that are issuable to the Grantee pursuant to a Share Award (as adjusted in accordance with the relevant provisions set forth in Section 6(b)) pursuant to the terms of the Plan; and

(ii) such Common Shares shall automatically be sold through an appropriate broker, dealer or plan administrator on the TSX (or other applicable Exchange) following such issuance to the Grantee in accordance with pre-established arrangements made by the Corporation with such broker, dealer or plan administrator, and a cash payment shall be made to the Grantee (or as the Grantee may direct) based on the average sale price per Common Share realized pursuant to the sale of all Common Shares sold on behalf of all Grantees through the plan administrator following such Payment Date.

Following any such payment, the Share Awards in respect of which payment has been made shall be cancelled.

Notwithstanding the foregoing, the Corporation may determine, in its sole discretion, prior to the relevant Payment Date, that the Corporation may satisfy all amounts owing or payable to a Grantee in respect of a Share Award pursuant to this Plan by paying to the Grantee, on the applicable Payment Date, an amount in cash equal to Fair Market Value of the Common Shares underlying such Share Awards (as adjusted in accordance with the relevant provisions set forth in Section 6(b)) at the applicable Payment Date (the “Settlement Amount”) in consideration for the surrender by the Grantee to the Corporation of the Share Awards, including any right to receive Common Shares under such Share Awards. On the applicable Payment Date, the Corporation shall cause a cash payment to be made to the Grantee (or as the Grantee may direct) in the Settlement Amount and such Share Awards shall be cancelled. For greater certainty, unless agreed to by the Corporation, the Corporation has no obligation to satisfy any amount owing or payable to any Grantee hereunder with a cash payment equal to the Settlement Amount.

The Corporation shall be entitled to withhold from any issuance of Common Shares or any cash payment made hereunder all amounts as may be required by law and in the manner contemplated by Section 7. Following payment in full for any RSU Award (or portion thereof) or PSU Award, such RSU Award (or portion thereof) or PSU Award shall be deemed to be cancelled and the Common Shares reserved for issuance thereunder (including, for greater certainty, in respect of an RSU Award or PSU Award for which a Settlement Amount has been paid to satisfy the payment thereof) shall automatically become available for issuance under Share Awards that may subsequently be granted under the Plan in accordance with Section 5.

(d) Termination of Employment of an Eligible Person - Unless otherwise determined by the Board, or unless otherwise provided in a Share Award Agreement pertaining to a particular Share Award or any Employment Agreement governing a

Grantee’s role as an Eligible Person, the following provisions shall apply in the event that a Grantee ceases to be an Eligible Person:

(i) Retirement or Disability - If a Grantee ceases to be an Eligible Person as a result of such Grantee’s Retirement or as a result of Disability, all outstanding Share Awards and related Share Award Agreements shall continue in full force and effect, and vesting and payment in respect of such Share Awards shall continue to be made in accordance with the terms thereof, subject to the provisions of this Plan, as if such Grantee continued to be an Eligible Person; provided, however, that in the case of the Grantee’s Retirement, the unvested or unpaid RSU Awards and PSU Awards held by the Grantee as of the Termination Date that comprise the most recent grant of such awards shall be reduced on a pro rata basis based on the proportion of the full three year vesting period (in the case of RSU Awards) or Performance Period (in the case of PSU Awards) completed as of the Termination Date, and the RSU Awards and PSU Awards eliminated as a result of such reduction shall be immediately terminated and all rights to receive payment thereunder, in any form, shall be forfeited by the Grantee.

(ii) Death - If a Grantee ceases to be an Eligible Person because of such Grantee’s death, the RSU Vesting Date for all outstanding RSU Awards held by such Grantee and the end of the Performance Period for any outstanding PSU Awards held by such Grantee shall be deemed to have occurred on the date of the Grantee’s death, and payment shall be made in cash to the Grantee’s personal or legal representative within 31 days of the Grantee’s death or such other date as may be agreed to by the Corporation and the Grantee’s personal or legal representative.

For the purposes of this Section 6(d)(ii), the amount to be paid in respect of outstanding PSU Awards shall be calculated in accordance with Section 6(b)(ii) on the basis that each uncompleted Performance Period shall be deemed to have consisted of the time elapsed from the start of the particular Performance Period to and including the Grantee’s death, notwithstanding any prior designation of that Performance Period. The amount to be paid in respect of RSU Awards shall be determined in accordance with Section 6(b)(i). The amount of the cash payment to be made to the Grantee pursuant to any such Share Awards shall be based on the Fair Market Value of the Common Shares on the date of the Grantee’s death.

(iii) Other Termination - If a Grantee ceases to be an Eligible Person for any reason other than as set forth in Sections 6(d)(i) or (ii), effective as of the Termination Date all outstanding Share Awards, and all Share Award Agreements under which outstanding Share Awards have been made to such Grantee, whether RSU Awards or PSU Awards, shall be immediately terminated and all rights to receive payment thereunder, in any form, shall be forfeited by the Grantee.

(e) Business Combinations and Certain Adjustments - Subject to Section 6(f), if, during the term of an outstanding Share Award, the Corporation shall complete any merger, amalgamation, arrangement, business combination or sale of all or substantially all of its assets, be the subject of a take-over bid (as defined in the Securities Act (Alberta)) or participate in any similar transaction (any of the foregoing referred to as a “Transaction”), and as a result of such Transaction the holders of Common Shares receive securities of another issuer (the “Continuing Entity”) in full substitution or replacement for the Common Shares (“Replacement Securities”), the Corporation (including the Continuing Entity as successor thereof) will make provision such that all outstanding Share Awards shall remain outstanding and continue in effect following the effective date of such Transaction, with appropriate adjustments made as required, including without limitation to (i) the number of Replacement Securities underlying the RSU Awards and PSU Awards held by each Grantee, (ii) the Dividends paid on the Common Shares (as replaced by the Replacement Securities) during the Performance Period, and (iii) the 20-day volume weighted average trading price of the Common Shares determined for the beginning of the Performance Period, in each case to appropriately account for and provide economic equivalence based on the exchange ratio of Replacement Securities issued for Common Shares pursuant to the Transaction.

Prior to or contemporaneously with the consummation of such Transaction, the Corporation and the Continuing Entity shall execute such instruments and do such things as are necessary to establish that upon the consummation of such Transaction the Continuing Entity will have assumed all the covenants and obligations of the Corporation under this Plan, the Share Award Agreements and the Share Awards outstanding on consummation of such Transaction in a manner that substantially preserves and does not impair the rights of the Grantees thereunder in any material respect (including the right to receive Replacement Securities or other cash or property of the Continuing Entity in lieu of Common Shares upon the subsequent vesting of Share Awards).

Subject to compliance with this Section 6(e), any such Continuing Entity shall succeed to, and be substituted for, and may exercise every right and power of the Corporation under this Plan and such Share Award Agreements with the same effect as though the Continuing Entity had been named as the Corporation herein and therein, and the Corporation shall be relieved of all obligations and covenants under this Plan and such Share Award Agreements and the obligation of the Corporation to the Grantees in respect of the Share Awards shall terminate and be at an end and the Grantees shall cease to have any further rights in respect thereof including, without limitation, any right to acquire Common Shares of the Corporation or receive cash payments upon vesting of the Share Awards.

(f) Acceleration of Payment for Certain Transactions - Notwithstanding Section 6(e), in the event that:

(i) the Continuing Entity does not (or, upon the occurrence of the Transaction, will not) substitute or replace, or the nature of the Transaction does not provide for the full substitution or replacement of, the Common Shares with Replacement Securities on the same terms as described in Section 6(e);

(ii) the Board determines, acting reasonably, that such substitution or replacement is not practicable or impairs or does not substantially preserve the rights of the holders of Share Awards;

(iii) the Board determines, acting reasonably, that such substitution or replacement would give rise to adverse tax results to holders of Share Awards; or

(iv) the Replacement Securities are not (or, upon the occurrence of the Transaction, will not be) listed and posted for trading on a recognizable stock exchange;

then the Grantee shall receive a cash payment in respect of all outstanding Share Awards in respect of which payment has not yet been made (whether or not otherwise vested or payable), conditional upon the Transaction being completed, immediately prior to the effective time of the Transaction.

For the purposes of this Section 6(f), the cash amount to be paid for outstanding and unpaid (i) PSU Awards shall be calculated in accordance with Section 6(b)(ii) and 6(c) on the basis that each uncompleted Performance Period shall be deemed to have consisted of the time elapsed from the start of the particular Performance Period to and including the effective date of the Transaction, notwithstanding any prior designation of that Performance Period, and (ii) RSU Awards and PSU Awards shall be calculated based on the Fair Market Value of the Common Shares on the effective date of the Transaction, or in each case based on such other date(s) as the Corporation, acting reasonably, determines is practicable.

(g) Board Discretion - Notwithstanding anything else in this Plan, the Board may, in its sole discretion, but subject to the limits described in Sections 5, 6(c) and 10(b) hereof and any other applicable requirements of the TSX or other regulatory authority:

(i) make any additional adjustments to the Payout Multiplier or the number of Common Shares to be issued or delivered or the amount of the cash payment to be made to a Grantee in connection with any PSU Award if, in the sole discretion of the Board, such adjustments are appropriate in the circumstances having regard to the principal purposes of the Plan;

(ii) change the RSU Vesting Date, RSU Payment Date or PSU Payment Date (including amending the Performance Period related thereto) for all or any Share Awards at any time and from time to time; and

(iii) otherwise amend or modify the terms and conditions regarding any grant of Share Awards or payments in respect of any Share Awards hereunder, provided, however, that no such amendment or modification may, without the consent of the affected Grantee, impair or adversely affect a Share Award granted to the Grantee under the Plan prior to the date of such amendment or modification.

(h) Effect of Certain Changes - In the event:

(i) of any change in the Common Shares through subdivision, consolidation, reclassification, recapitalization or similar transaction; or

(ii) that any rights are granted to Shareholders to purchase Common Shares at prices substantially below fair market value,

and such events do not constitute a Transaction for the purposes of Section 6(e), then, in any such case, the Board may make such adjustments to the Plan, to any Share Awards and to any Share Award Agreements outstanding under the Plan as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Grantees hereunder.

7. Withholding Taxes

When a Grantee or other person becomes entitled to receive Common Shares under, or any Settlement Amount in respect of, any Share Award, the Corporation shall have the right to require the Grantee or such other person to remit to the Corporation an amount sufficient to satisfy any withholding tax requirements relating thereto. Unless otherwise prohibited by the Board or by applicable law, satisfaction of the withholding tax obligation may be accomplished by any of the following methods or by a combination of such methods:

(a) the tendering by the Grantee of cash payment to the Corporation in an amount equal to the total withholding tax obligation;

(b) the withholding or sale by the Corporation from the Common Shares otherwise due to the Grantee, of such number of Common Shares having a value determined by the Corporation in its sole discretion, acting reasonably, equal to the amount of the total withholding tax obligation (and in the case of a treasury issuance of Common Shares to settle Share Awards hereunder, such sale of Common Shares shall be automatically made on or as soon as practicable after the applicable Payment Date for the purposes of satisfying withholding tax obligations, unless otherwise agreed to by the Corporation and the Grantee);

(c) the withholding by the Corporation from any cash payment otherwise due to the Grantee of such amount of cash as is equal to the amount of the total withholding tax obligation; or

(d) any other method determined by the Corporation in its sole discretion, acting reasonably,

provided, however, that the sum of any cash so paid or withheld and the value of any Common Shares so withheld or sold is, sufficient, in the reasonable estimation of the Corporation, to satisfy the total withholding tax obligation.

8. U.S. Tax Considerations.

The terms of the Plan and the Share Awards granted hereunder to Grantees subject to taxation under the United States Internal Revenue Code of 1986, as amended, shall be determined by taking into consideration, and shall be subject to, the Special Appendix contained in Appendix “A” to the Plan setting forth special provisions applicable to such persons.

9. Non-Transferability

Subject to Section 6(d)(ii) in the case of the death of a Grantee, the right to receive Common Shares pursuant to a Share Award granted to a Grantee is personal to such Grantee. Except as otherwise provided in this Plan, no assignment, sale, transfer, pledge or charge of a Share Award, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Share Award whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such Share Award shall terminate and be of no further force or effect.

10. Amendment and Termination of Plan

(a) Subject to Sections 10(b) and (c), the Board may, at any time and from time to time, without the approval of the Shareholders or any other voting securities of the Corporation, suspend, discontinue or amend the Plan or a Share Award made thereunder.

(b) Notwithstanding Section 10(a), the Board may not, without the approval of the holders of a majority of Common Shares and other voting securities of the Corporation present and voting in person or by proxy at a meeting of Shareholders, amend the Plan or a Share Award made thereunder to:

(i) increase the number of Common Shares, or the percentage of the issued and outstanding Common Shares, reserved for issuance pursuant to the Plan;

(ii) expand the categories of individuals contained in the definition of “Eligible Person” who are eligible to participate in the Plan;

(iii) extend the term of any RSU Award or PSU Award beyond the term of such awards provided for under the terms and conditions of this Plan;

(iv) remove or increase the Individual Limit or the Aggregate Insider Limit set forth in Section 4 hereof;

(v) permit the transfer or assignment of Share Awards, except to permit a transfer to a family member, an entity controlled by the holder of the Share Awards or a family member, a charity or for estate planning or estate settlement purposes; or

(vi) amend any provision of this Section 10,

unless the change to the Plan or a Share Award results from the application of Sections 6(e)or 6(h).

(c) Notwithstanding Section 10(a), unless a holder of Share Awards otherwise agrees, the Board may not suspend, discontinue or amend the Plan or amend any outstanding Share Award in a manner that would adversely alter or impair any Share Award previously granted to Grantee under the Plan, and any such suspension, discontinuance or amendment of the Plan or amendment to a Share Award shall apply only in respect of Share Awards granted on or after the date of such suspension, discontinuance or amendment. For greater certainty, the exercise by the Board of any discretion provided for in this Plan, including pursuant to Section 6(g) hereof, will not be considered to be an amendment to the Plan or a Share Award. No suspension, discontinuance or amendment of the Plan or amendment of a Share Award may contravene the requirements of the Exchange or any securities commission or regulatory body to which the Plan, the Share Award or the Corporation is now or may hereafter be subject.

11. Miscellaneous

(a) Effect of Headings - The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(b) Compliance with Legal Requirements - The Corporation shall not be obliged to issue or deliver any Common Shares or make any cash payment hereunder if such issuance, delivery or payment would violate any applicable law or regulation or any rule of any government authority, securities regulatory authority or Exchange. The Corporation, in its sole discretion, may postpone the issuance or delivery of Common Shares or cash payment under any Share Award as the Board may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Shares in compliance with applicable laws, rules and regulations or the rules, regulations or policies of the Exchange. The Corporation shall not be required to qualify for resale pursuant to a prospectus or similar document any Common Shares awarded under the Plan, provided that, if required, the Corporation shall notify the Exchange and any other appropriate regulatory bodies in Canada of the existence of the Plan and the granting of Share Awards hereunder in accordance with any such requirements.

(c) No Right to Continued Employment - Nothing in the Plan or in any Share Award Agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Corporation or any subsidiary or affiliate of the Corporation, to be entitled to any remuneration or benefits not set forth in the Plan or a Share Award Agreement or to interfere with or limit in any way the right of the Corporation or any subsidiary or affiliate thereof to terminate the Grantee’s employment or service arrangement with the Corporation or any subsidiary or affiliate thereof.

(d) Rights as a Shareholder - Until any Common Shares potentially issuable pursuant to any Share Award have been issued in accordance with the terms of the Plan, the Grantee to whom such Share Award has been made shall not possess any rights of ownership of such Common Shares including, for greater certainty and without limitation, the right to receive Dividends on such Common Shares and the right to exercise voting rights in respect of such Common Shares. Such Grantee shall only be considered a Shareholder in respect of such Common Shares when such issuance has been entered upon the records of the duly authorized transfer agent of the Corporation.

(e) Expenses - All expenses in connection with the Plan shall be borne by the Corporation.

12. Gender

Whenever used herein words importing the masculine gender shall include the feminine and neuter genders and vice versa.

13. Governing Law

The Plan shall be governed by and construed in accordance with the laws in force in the Province of Alberta.

14. Invalidity

If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

15. Effective Date and Shareholder Ratification

This Plan shall be effective February 1, 2014, as it may be amended from time to time in accordance with the provisions hereof. Notwithstanding the foregoing, the Corporation shall not be entitled to issue any Common Shares from treasury to settle any Share Award which is granted prior to the 2014 annual meeting of the Corporation’s Shareholders (the “2014 AGM”) unless the Corporation’s Shareholders approve this Plan at the 2014 AGM in accordance with the requirements of the TSX.

APPENDIX “A”

Special Appendix
to
SHARE AWARD INCENTIVE PLAN

Special Provisions Applicable to Grantees Subject to Taxation Under the United States Internal Revenue Code

This special appendix sets forth special provisions of the Plan that apply to Grantees subject to taxation under the United States Internal Revenue Code of 1986, as amended.

1. Definitions

For purposes of this Special Appendix:

1.1 “Code” means the United States Internal Revenue Code of 1986, as amended.

1.2 “Section 409A” means section 409A of the Code and any applicable regulatory guidance issued thereunder.

1.3 “Section 409A Disability” means a US Grantee who becomes disabled within the meaning of Section 409A(a)(2)(C) of the Code.

1.4 “Separation From Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code.

1.5 “Specified Employee” means a US Grantee who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code.

1.6 “US Grantee” means a Grantee subject to Section 409A.

2. Compliance with Section 409A

2.1 In General. Notwithstanding any provision of the Plan to the contrary, including any Board determination made pursuant to Section 6(g), it is intended that with respect to any US Grantee, such US Grantee’s participation in the Plan shall be in a manner which does not subject the US Grantee’s interests in the Plan to accelerated or additional tax under Section 409A. If any grant to a US Grantee or payment hereunder could cause the application of accelerated or additional tax under Section 409A, such grant or payment shall be deferred if and to the extent deferral will make such grant or payment compliant with Section 409A; otherwise such grant or payment shall be restructured, to the extent possible, in a manner determined by the Board that does not cause such an accelerated or additional tax. For purposes of Section 409A, each payment or amount due under this Plan shall be considered a separate payment, and for US Grantees, a “Termination Date” under the Plan is the date a US Grantee incurs a Separation from Service as defined above.

2.2 Distributions to Specified Employees. Except for Share Awards which are distributable upon the death or Section 409A Disability of any Grantee pursuant to Section 6(d) or which are considered to be “short-term deferrals” pursuant United States Treasury Regulations §1.409A-1(b)(4) issued with respect to Section 409A, Share Awards which become distributable under Section 6(d) on account of a Separation from Service of a US Grantee who is determined to be a Specified Employee shall not be actually paid until 6 months after the Specified Employee’s Separation from Service (or, if earlier, the date of death or Section 409A Disability of the Specified Employee).

2.3 Transaction Payments. Notwithstanding anything stated in Section 6(f) and with respect to a US Grantee, for the purposes of Section 6(f) a Transaction shall not be deemed to occur unless it is a “change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation” as set forth in Section 409A(a)(2)(A)(v) of the Code.

2.4 Payments in General. Notwithstanding anything to the contrary, the US Grantees shall not have a right to designate the taxable year of any payment under the Plan.

3. Amendment of Appendix

The Board shall retain the power and authority to amend or modify this Appendix to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without approval of the shareholders of the Corporation or the approval of any individual Grantee.